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                                                                      Exhibit 12

                            McDONALD'S CORPORATION
                      STATEMENT RE: COMPUTATION OF RATIOS
                              Dollars In Millions

                                                      Three months
                                                     ended March 31,                       Years ended December 31,
                                                   2001         2000         2000      1999         1998          1997       1996
                                                 ----------------------  -----------------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes       $  556.0    $  662.7    $ 2,882.3  $ 2,884.1  $ 2,307.4/(1)/  $ 2,407.3  $ 2,251.0
- Minority interest in operating results of
    majority-owned subsidiaries, including
    fixed charges related to redeemable
    preferred stock, less equity in
    undistributed operating results of
    less-than-50% owned affiliates                    3.9         2.3         16.2       21.9       23.7            28.3       39.6
- Provision for income taxes of 50% owned
    affiliates included in consolidated income
    before provision for income taxes                16.6        24.4         93.7       72.8       99.9            69.0       73.2
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                             57.1        46.2        207.0      178.5      161.3           145.9      130.9
- Interest expense, amortization of debt
    discount and issuance costs, and
    depreciation of capitalized interest*           134.4       115.4        470.3      440.1      461.9           424.8      392.2
                                                 ----------------------  -----------------------------------------------------------
                                                 $  768.0    $  851.0    $ 3,669.5  $ 3,597.4  $ 3,054.2       $ 3,075.3  $ 2,886.9
                                                 ======================  ===========================================================

FIXED CHARGES
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                         $   57.1    $   46.2    $   207.0  $   178.5  $   161.3       $   145.9  $   130.9
- Interest expense, amortization of debt
    discount and issuance costs, and fixed
    charges related to redeemable preferred
    stock*                                          129.2       109.4        457.9      431.3      453.4           426.1      410.4
- Capitalized interest*                               4.6         3.5         16.5       14.7       18.3            23.7       23.5
                                                 ----------------------  -----------------------------------------------------------
                                                 $  190.9    $  159.1    $   681.4  $   624.5  $   633.0       $   595.7  $   564.8
                                                 ======================  ===========================================================

RATIO OF EARNINGS TO FIXED CHARGES                   4.02        5.35         5.39       5.76       4.82/(2)/       5.16       5.11
                                                 ======================  ===========================================================

* Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1) Includes $160.0 million pre-tax special charge and $161.6 million of Made For You costs for a pre-tax total of $321.6 million.
(2) Excluding the special charge and Made For You costs, the ratio of earnings to fixed charges for the year ended December 31, 1998 was 5.33.